EXHIBIT 23.1

Independent Auditors’ Consent

The Board of Directors
Dollar Tree Stores, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-92812, 33-92814, 33-92816, 333-38735, 333-61139, 333-41248, 333-106886, 333-106884, 333-106883) on Form S-8 of Dollar Tree Stores, Inc. of our report dated February 23, 2004, with respect to the consolidated balance sheets of Dollar Tree Stores, Inc. and subsidiaries (the Company) as of January 31, 2004, February 1, 2003 and December 31, 2002, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for the year ended January 31, 2004, the one-month period ended February 1, 2003 and for each of the years in the two-year period ended December 31, 2002, which report appears in the January 31, 2004 annual report on Form 10-K of Dollar Tree Stores, Inc.

Our report on the financial statements of Dollar Tree Stores, Inc. and subsidiaries refers to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, and Financial Accounting Standards Board Interpretation 46, Consolidation of Variable Interest Entities.

/s/    KPMG LLP

Norfolk, Virginia
April 9, 2004